SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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3169 Red Hill Avenue
Costa Mesa, California 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2011

The Annual Meeting of Stockholders of Ceradyne, Inc., a Delaware corporation (the “Company”) will be held at The Wyndham Hotel-Orange County located at 3350 Avenue of the Arts, Costa Mesa, California 92626, on Tuesday, June 7, 2011, at 10:00 a.m. local time, for the following purposes, all as set forth in the attached Proxy Statement.

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are elected and have qualified.

2.	To hold an advisory vote on executive compensation.

3.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation.

4.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011.

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors intends to present for election as directors the nominees named in the accompanying Proxy Statement, whose names are incorporated herein by reference.

In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on April 11, 2011 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.  For ten days prior to the meeting a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal offices located at 3169 Red Hill Avenue, Costa Mesa, California 92626.

Stockholders are cordially invited to attend the meeting in person.  However, even if you do plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it without delay in the enclosed postage paid envelope.  If you do attend the meeting, you may withdraw your proxy and vote personally on each matter brought before the meeting.

By Order of the Board of Directors
Jerrold J. Pellizzon
Chief Financial Officer and Corporate Secretary

April 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on June 7, 2011:  This proxy statement and our 2010 annual report are available at
www.proxydocs.com/crdn

3169 Red Hill Avenue
Costa Mesa, California 92626

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ceradyne, Inc., a Delaware corporation (“Ceradyne” or the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 7, 2011, and at any adjournments thereof.  This Proxy Statement, our annual report to stockholders, and the accompanying proxy card were first made available to our stockholders on or about April 29, 2011.

VOTING AND SOLICITATION OF PROXIES

The close of business on April 11, 2011 has been fixed as the record date for stockholders entitled to notice of and to vote at the Annual Meeting.  As of that date, there were 24,893,158 shares of our common stock outstanding and entitled to vote, the holders of which are entitled to one vote per share.

Quorum.  The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of common stock as of the record date is necessary to constitute a quorum for the transaction of business.  We count proxies marked “withhold authority” as to any director nominee or “abstain” as to a particular proposal as well as broker non-votes for purposes of determining the presence or absence of a quorum at the Annual Meeting for the transaction of business.

The Board’s Voting Recommendations.  Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the six nominees to the Board (Proposal 1);

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 2);

•	“1 YEAR” for the proposal regarding an advisory vote on the frequency of holding an advisory vote on executive compensation (Proposal 3); and

•
“FOR” approval of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011 (Proposal 4).

Vote Required.  In the election of directors, a stockholder may cumulate his or her votes for one or more candidates, but only if such candidate’s or candidates’ names have been placed in nomination prior to the voting and the stockholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes.  If any one stockholder has given such notice, all stockholders may cumulate their votes for the candidates in nomination.  Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.  If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the stockholder thinks fit.  The six candidates receiving the highest number of affirmative votes will be elected.  If no such notice is given, there will be no cumulative voting, which means a simple majority of the shares voting may elect all of the directors.  Proxies marked “withhold authority” and broker non-votes will have no effect in determining which directors receive the highest number of votes.

Approval of Proposals 2 and 4 will require the affirmative votes of a majority of the shares present or represented and entitled to be voted at the Annual Meeting.  Proxies marked “abstain” as to Proposals 2 or 4 will be counted in the tabulation of the shares entitled to vote and, therefore, will have the same effect as a vote “against” the proposal.  Broker non-votes will not be counted in determining the total number of shares entitled to vote on Proposals 2 or 4 and, therefore, will have no effect on whether Proposals 2 or 4 are approved.

For Proposal 3 (whether to hold the advisory vote on executive compensation every one, every two or every three years), the alternative that receives the highest number of votes will be the frequency that stockholders choose.  Abstentions will not be taken into account in determining the outcome of the vote on Proposal 3.

A “broker non-vote” occurs when a broker or other nominee holder of your shares cannot vote the shares held for you because you did not provide specific voting instructions on a matter considered to be non-routine under the rules of various national securities exchanges.  The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal 3) are matters considered non-routine under applicable rules.  A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, there may be broker non-votes on Proposals 1, 2 and 3.

The shares represented by all valid proxies received will be voted in accordance with the instructions specified therein.  Unless otherwise directed in the proxy, the persons named therein will vote “FOR” the election of each of the six director nominees named below, “FOR” Proposals 2 and 4, and “1 YEAR” for Proposal 3.  As to any other business that may properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.  We presently do not know of any other business which will be presented for consideration at the Annual Meeting.

Solicitation.  Proxies for use at the Annual Meeting are being solicited by our Board of Directors.  The Company has retained Georgeson Inc. to aid in the solicitation of proxies.  For these services, the Company will pay Georgeson Inc. a fee of $8,000 and reimburse them for certain out-of-pocket disbursements and expenses.  If desirable, to ensure a quorum at the Annual Meeting, our officers, directors, agents and employees may contact stockholders, banks, brokerage houses and others, by telephone, facsimile or in person to request that proxies be furnished.  The Company will bear all expenses incurred in connection with this solicitation.  These costs include reimbursements to banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.  However, officers, directors and employees will not receive additional compensation for these services.

Revocability of Proxies.  An executed proxy may be revoked at any time before its exercise by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.  Prior to the date of the Annual Meeting, any notice of revocation or subsequent proxy must be delivered to our Secretary at 3169 Red Hill Avenue, Costa Mesa, California 92626, the principal executive office of the Company.  On the date of the Annual Meeting, such notice or subsequent proxy should be delivered in person at the Annual Meeting prior to the time of the vote.  Accordingly, the execution of the enclosed proxy will not affect a stockholder’s right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person, so long as the stockholder has revoked his or her proxy prior to its exercise in accordance with these instructions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of our common stock as of April 11, 2011, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5.0% of our common stock;

•	each of our directors and nominees for election to the Board;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Except as otherwise noted, the address of each person listed in the table is c/o Ceradyne, Inc., 3169 Red Hill Avenue, Costa Mesa, California 92626.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.  The applicable percentage ownership for each stockholder is based on 24,893,158 shares of common stock outstanding as of April 11, 2011, together with all shares of common stock subject to options and restricted stock units that are exercisable or vest within 60 days following April 11, 2011 for that stockholder.  Shares of common stock issuable upon exercise of options, restricted stock units and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, restricted stock units and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address	Common Shares Owned	Options and RSUs Exercisable Within 60 Days(2)	Beneficial Ownership(1)
			Number	Percent
Black Rock, Inc. (3) 40 East 52nd Street New York, NY 10022	2,216,006	—	2,216,006	8.9%
Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 94403	1,776,403	—	1,776,403	7.1%
Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,302,632	—	1,302,632	5.2%
Joel P. Moskowitz	1,357,206	83,750	1,440,956	5.8%
Richard A. Alliegro	5,339	18,750	24,089	*
Frank Edelstein	32,919	7,500	40,419	*
Richard A. Kertson	7,982	22,500	30,482	*
William C. LaCourse	5,000	—	5,000	*
Milton L. Lohr	8,562	18,750	27,312	*
Thomas R. Juengling	4,216	—	4,216	*
Bruce Lockhart	5,097	800	5,897	*
Jerrold J. Pellizzon	31,784	43,500	75,284	*
David P. Reed	15,385	35,250	50,635	*
All executive officers and directors as a group (14 persons)	1,502,324	245,525	1,747,849	7.0%

*	Less than 1% of shares of common stock outstanding.

(1)	This table is based upon information supplied by the executive officers, directors and beneficial stockholders.

(2)	Includes shares subject to outstanding stock options and restricted stock units that are exercisable or vest on or before June 10, 2011.

(3)	The number of shares beneficially owned by this stockholder is as of December 31, 2010, as reported in a Schedule 13G filed by the stockholder with the Securities and Exchange Commission.

ELECTION OF DIRECTORS

(Proposal 1)

In accordance with the bylaws of the Company, the number of directors constituting the Board of Directors is currently fixed at six.  All six directors are to be elected at the 2011 Annual Meeting and will hold office until the 2012 Annual Meeting and until their respective successors are elected and have qualified.  It is intended that the persons named in the enclosed proxy will, unless such authority is withheld, vote for the election of the six nominees named below.  In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.  If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to the cumulative voting rules to assure the election of as many of the nominees listed below as possible.  In such event, the specific nominees to be voted for will be determined by the proxy holders.  All of the nominees named below have consented to being named herein and to serve if elected.

The names and ages of the nominees for election to the Board of Directors, the present position with the Company of each nominee, and the year each nominee was first elected a director of the Company are set forth below.  The beneficial ownership of the Company’s common stock by each of the nominees as of April 11, 2011 is set forth in the table under “Security Ownership of Certain Beneficial Owners and Management” above.

Name	Age	Present Position with the Company	Year First Elected Director
Joel P. Moskowitz	71	Chairman of the Board, President and Chief Executive Officer	1967
Richard A. Alliegro	81	Director	1992
Frank Edelstein	85	Director	1984
Richard A. Kertson	71	Director	2004
William C. LaCourse	67	Director	2006
Milton L. Lohr	86	Director	1986

Set forth below is information about the principal occupation of each nominee, directorships held with other public companies at any time during the past five years, and additional biographical data.  Following the biography of each nominee is a brief description of the particular experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve as a director for Ceradyne.

Joel P. Moskowitz co-founded our predecessor company in 1967.  He served as our President from 1974 until January 1987, and has served as our President since September 1987.  In addition, Mr. Moskowitz has served as our Chairman of the Board and Chief Executive Officer since 1983.  Mr. Moskowitz currently serves on the Board of Trustees of Alfred University.  Mr. Moskowitz obtained a B.S. in Ceramic Engineering from Alfred University in 1961 and an M.B.A. from the University of Southern California in 1967.

Mr. Moskowitz is the most senior executive at Ceradyne, having founded the predecessor company in 1967, over 43 years ago.  His academic background in the field of ceramics and business, and length of service in the senior aspects of managing Ceradyne’s business, result in his unique qualifications to serve on Ceradyne’s Board of Directors.  Mr. Moskowitz, over the decades, has been the individual most identified by Ceradyne’s customers, investors and, in general, the financial community as the lead person at Ceradyne.  In the Company’s earlier history, Mr. Moskowitz was involved in the technical development of several of the products which now make up the bulk of Ceradyne’s product lines, and in more recent years, was directly involved in several of the major acquisitions and financial decisions of the Company as it grew.  Mr. Moskowitz is generally recognized by the ceramic industry as one of its senior leaders.

Richard A. Alliegro has served on the Board of Directors of the Company since 1992.  Mr. Alliegro retired from Norton Company in 1990 after 33 years, where his last position was Vice President, Refractories and Wear, for Norton’s Advanced Ceramics operation.  He served as President of Lanxide Manufacturing Co., a subsidiary of Lanxide Corporation, from May 1990 to February 1993.  Mr. Alliegro currently is the owner of AllTec Consulting, Inc., a ceramic technology consulting firm.  Mr. Alliegro obtained B.S. and M.S. degrees in Ceramic Engineering from Alfred University in 1951 and 1952, respectively, and served as a member of the Board of Trustees of that university for 16 years, until 1996.

Mr. Alliegro is one of the most senior ceramic technologists and executives in the United States.  His entire career has been dedicated to the development of advanced technical, primarily non-oxide ceramics.  Mr. Alliegro is considered one of the pioneers in the development of structural silicon carbide, having focused on this material while obtaining a graduate degree in Ceramic Engineering at Alfred University and continuing to oversee its commercialization with his 33-year tenure at Norton Company, where he retired as a corporate vice president.  Mr. Alliegro has authored 11 patents and developed lightweight ceramic body armor during the Vietnam conflict.  In addition to his long-term technical ceramic management positions, Mr. Alliegro served as president of the United States Advanced Ceramic Association and vice president of the American Ceramic Society.  He is currently co-chair on Ceradyne’s Board of Directors’ Technology Committee and brings his background, knowledge and industry contacts to bear on Ceradyne’s efforts to develop and commercialize its advanced technical ceramics.

Frank Edelstein has served on the Board of Directors of the Company since 1984.  He is currently an independent consultant.  From 1986 to 2005, Mr. Edelstein was a vice president of two private equity firms, first with Kelso & Company and then with Stone Creek Capital, Inc.  From 1979 to 1986, he was Chairman of the Board of International Central Bank & Trust and President of CPI Pension Services, Inc.  In July 1983, these companies were acquired by Continental Insurance Co., where he also served as Senior Vice President of the Financial Services Group.  Prior experience included Executive Vice President of Olivetti Corp. of America and Corporate Vice President of Automatic Data Processing, Inc.  During the last five years, Mr. Edelstein served as a director of DineEquity, Inc., formerly known as IHOP Corp., until his retirement from that board in May 2010, and has served and continues to serve as a director of Arkansas Best Corp.  He obtained a B.A. degree in Mathematics from New York University in 1948.

Mr. Edelstein’s academic background and experience as executive vice president of Olivetti Corp. of America have enabled him to contribute management and technical oversight in the deliberations of Ceradyne’s Board.  Mr. Edelstein’s position as a vice president of Kelso & Company and Stone Creek Capital, Inc. provide the experience required to advise Ceradyne on various aspects of its financial opportunities, particularly in the area of mergers and acquisitions.  His experience as a director of Arkansas Best Corp. and of DineEquity, Inc. permit Mr. Edelstein to bring to discussions, particularly in his positions of chair of the Compensation Committee and Lead Director, the current state of compensation trends and guidelines that he has become familiar with because of his other board positions.  As Lead Director, Mr. Edelstein communicates routinely with Ceradyne management, including at least bi-weekly meetings with Mr. Moskowitz.

Richard A. Kertson has served on the Board of Directors of the Company since 2004.  From November 2000 until March 2005, Mr. Kertson served as a member of the Board of Directors of Varco International, Inc., a New York Stock Exchange-listed equipment manufacturer and service provider for the oilfield industry.  He also served as Chairman of the Audit Committee of the Varco International Board from May 2003 until March 2005.  Mr. Kertson was employed by Varco International from October 1975 until his retirement in February 2000, and served the last 16 years as its chief financial officer.  His prior experience includes other senior-level staff and management positions in information systems at finance and industrial companies.  Mr. Kertson earned his A.B. degree in Economics from Occidental College in 1961 and his M.B.A. degree in Finance from the University of California at Berkeley in 1963.

Mr. Kertson’s primary background involved his long service in the oil and gas drilling industry.  Mr. Kertson served in various capacities with Varco International for almost 30 years, including 16 years as its chief financial officer and later as the chairman of the audit committee.  Mr. Kertson brings to Ceradyne a strong financial background, including his service as a member of the Board of Directors of Varco International.  His experience as chief financial officer of a New York stock exchange oil and gas drilling business allows Mr. Kertson to contribute not only in his position as financial expert on Ceradyne’s Audit Committee, but also as it relates to Ceradyne’s interest in developing state-of-the-art applications for exploratory and recovery oil and gas drilling.

William C. LaCourse has served on the Board of Directors of the Company since 2006.  Dr. LaCourse currently is the Krusen Distinguished Professor of Glass Science at the New York State College of Ceramics at Alfred University, a position he has held since 1999.  From 1970 until 1999, Dr. LaCourse held various teaching and administrative positions with the NYS College of Ceramics at Alfred University, as well as at other academic institutions.  Dr. LaCourse also serves as president of Santanoni Glass and Ceramics, Inc., a company engaged in contract research and manufacture of specialty glass frits, which he founded in January 2001.  Dr. LaCourse obtained a B.S. degree in Engineering Science in 1966 and a M.S. degree in Materials Science in 1967 from the State University of New York in Stony Brook.  He received his Ph.D. degree in Materials Engineering from Rensselaer Polytechnic Institute in 1970.

Dr. LaCourse has a long and distinguished career in academia, serving as a professor of glass science at the New York State College of Ceramics at Alfred University and as a senior administrator with the New York State College of Ceramics at Alfred University.  Dr. LaCourse also serves as president of Santononi Glass and Ceramics, Inc.  As the co-chair of Ceradyne’s Board of Directors technology committee, Dr. LaCourse brings almost 40 years as a professor, senior scientist and administrator in the fields of advanced technical ceramics and glass to Ceradyne.  In addition to his academic and scientific efforts, Dr. LaCourse has been involved in several commercial ceramic and glass operations.

Milton L. Lohr served as a director of the Company from 1986 until October 1988.  He resigned to accept a position as the first Deputy Undersecretary of Defense for Acquisitions.  He held that position until May 1989 and was re-elected as a director of the Company in July 1989.  Mr. Lohr is currently a business and defense consultant.  He served in both the Reagan and George H. W. Bush administrations, with responsibility to assist in overseeing the Department of Defense’s major acquisition programs as well as exercising oversight of International Programs and Arms Control Compliance.  He also served as U.S. Acquisition Representative to the NATO Four Power Group.  He served three years on California’s Defense Conversion Council and was associated with Defense Development Corporation and LF Global Investments, where his activities were all devoted to venture capital and serving on advisory boards.  Mr. Lohr was Senior Vice President of Titan Systems, a research and development company, from 1986 to 1988.  Mr. Lohr served from 1969 to 1983 as Executive Vice-President of Flight Systems, Inc., a firm engaged in aviation and electronic warfare systems.  Mr. Lohr has over 35 years of extensive experience in research and development, management, and as a senior government official.  He served as a panel member of both the President’s Science Advisory Committee, the Defense Science Board, and as a member of the Army Science Board.  Mr. Lohr obtained a B.E. degree in Engineering from USC in 1949 and a M.S. degree from UCLA in 1964.

Mr. Lohr’s entire professional focus has been in the fields of military commercial corporations as well as service to the United States in various defense activities.  Mr. Lohr was the first Deputy Undersecretary of Defense for Acquisitions and served in both the Reagan and George H. W. Bush administrations in the Department of Defense’s major acquisition programs.  Mr. Lohr’s practical knowledge and experience as it relates to military programs and the workings of the U.S. government are particularly valuable to Ceradyne due to our heavy reliance on defense procurements.

Mr. Lohr was a limited partner in Global Money Management, LP, a private investment fund, and a member of LF Global Investments, LLC, which served as the general partner of Global Money Management.  For a brief period of time, Mr. Lohr served as a co-managing member of LF Global Investments.  After becoming a co-managing member, Mr. Lohr became concerned in the latter part of 2003 about the financial operations of Global Money Management and LF Global Investments, which were not subject to his control.  He voluntarily reported his concerns to the Securities and Exchange Commission and consented to the appointment of a receiver for Global Money Management and LF Global Investments for the purpose of investigating their business.  The investigation resulted in a civil action initiated by the SEC in 2004 in the U.S. District Court, Southern District of California in the case captioned SEC v. Global Money Management, LP, et al, 04-00521-BTM (WMC).  The receiver filed a bankruptcy action on behalf of the two entities.  Mr. Lohr has cooperated with the SEC throughout its investigation and the ensuing civil action, and he has not been named in any action initiated by any governmental or regulatory agency or otherwise found to have violated any laws or regulations.

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that all of our directors satisfy the current “independent director” standards established by rules of The Nasdaq Stock Market, Inc. (“Nasdaq”), except for Joel P. Moskowitz, who is the Chairman of the Board, Chief Executive Officer and President of Ceradyne.  Each director serving on the Audit Committee of our Board also meets the more stringent independence requirements established by Securities and Exchange Commission rules applicable to audit committees.  Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.  There are no family relationships among any of the directors or executive officers of the Company.

Board of Directors and Committee Meetings

Our Board of Directors held five meetings during 2010.  The Board of Directors has an Audit Committee, which held 11 meetings during 2010, a Compensation Committee, which held seven meetings during 2010, and a Nominating and Corporate Governance Committee, which held four meetings during 2010.  Each incumbent director attended 100% of the aggregate of all meetings of the Board of Directors and the committees of the Board on which he served during 2010.  The independent directors meet in executive session on a regular basis without any management directors or employees present.  Although we have no formal policy requiring director attendance at annual meetings of stockholders, we schedule the annual meeting for a date that is convenient for all directors to attend.  All incumbent directors of the Company attended the 2010 annual meeting of stockholders.

Board Leadership Structure

Mr. Joel P. Moskowitz founded Ceradyne in 1967 and has served as both our Chairman and Chief Executive Officer since 1983.  He is the largest individual stockholder of the Company and, in the view of the Board of Directors, he is the single most important employee.  Ceradyne is a relatively small company and our Board consists of only six directors, all of whom are independent other than Mr. Moskowitz.  For these reasons, our Board believes that having Mr. Moskowitz serve both as Chairman and Chief Executive Officer is in the best interests of the Company.  Mr. Frank Edelstein has served as Lead Director since November 2004.  As Lead Director, Mr. Edelstein serves as chair of the executive sessions of the independent directors, he communicates routinely with Ceradyne management, including at least bi-weekly meetings with Mr. Moskowitz, and serves as a liaison between the other independent directors and Mr. Moskowitz.

Oversight of Risk Management

Our Board is involved in overseeing the management of risks that face our company.  Historically, potential risks have been considered by the full board as they became apparent, such as in connection with acquisition or financing transactions, as new business opportunities are evaluated, or with day-to-day operational issues.  Senior management employees, as part of their periodic reports to the full Board, identify and discuss key operational and other risks affecting the business units over which they have primary responsibility.  Our Audit Committee routinely focuses on risks related to financial information systems and financial reporting.  In August 2010, our Board delegated to the Audit Committee primary responsibility for the oversight of enterprise risk management.  At the recommendation of the Audit Committee, our CEO appointed our Corporate Controller to also serve in the newly created position of Director of Risk Management.  The Director of Risk Management’s responsibilities include developing a methodology for integrating risk management into the Ceradyne culture, engaging in discussions on a monthly basis with the Company’s internal audit function, and coordinating the risk management process with executive officers and senior management who oversee the Company’s business units and functional activities.  The Director of Risk Management communicates regularly with the Audit Committee and reports his findings, conclusions and recommendations to the full Board as appropriate.

Committees of the Board

Our Board has three separate standing committees:  the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Company has a separately designated standing Audit Committee of the Board of Directors established in accordance with the requirements of Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The current members of the Audit Committee are Richard A. Kertson, chairperson, William LaCourse and Milton L. Lohr.  All members of the Audit Committee are non-employee directors and satisfy the current Nasdaq standards applicable to audit committee members with respect to independence, financial expertise and experience.  Our Board of Directors has determined that Mr. Kertson meets the Securities and Exchange Commission’s definition of “audit committee financial expert.”  The Audit Committee held 11 meetings during 2010.  To ensure independence, the Audit Committee also meets separately with our independent registered public accounting firm and members of management.

The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent registered public accounting firm engaged to audit the Company’s financial statements.  As noted above under “Oversight of Risk Management,” the Audit Committee now also has responsibility for the oversight of Enterprise Risk Management.  A copy of our Audit Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

Compensation Committee

The current members of the Compensation Committee of our Board are Frank Edelstein, chairperson, Richard A. Alliegro and Milton L. Lohr, all of whom are independent directors under applicable Nasdaq standards.  The Compensation Committee held seven meetings during 2010.  The Compensation Committee has full authority to determine and approve the salaries, bonuses and other compensation of our executive officers.  The Compensation Committee also administers the Company’s equity incentive plans, and reviews and makes recommendations to the full Board regarding the compensation of the non-employee directors.  In March 2010, our Board of Directors adopted a written Compensation Committee Charter that specifies the Committee’s responsibilities.  A copy of our Compensation Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

For information about the processes and procedures the Compensation Committee employs to review and establish compensation for our named executive officers, please refer to the Compensation Discussion and Analysis section beginning at page 13 of this Proxy Statement.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee of our Board are Milton L. Lohr, chairperson, Richard A. Alliegro and Frank Edelstein, all of whom are independent directors under applicable Nasdaq standards.  The Nominating and Corporate Governance Committee held four meetings during 2010.  The role of the Nominating and Corporate Governance Committee, as set forth in its charter, is to

•	assist the Board by identifying, evaluating and recommending candidates for election to the Board,

•	recommend Board members to serve on each committee of the Board,

•	develop and recommend corporate governance guidelines applicable to the Company, and

•	lead the Board in its annual review of the Board’s performance.

A copy of our Nominating and Corporate Governance Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

Identifying and Evaluating Director Candidates

The guidelines and procedures for identifying and evaluating nominees for election to the Board are set forth in the Nominating and Corporate Governance Committee Charter.  In general, persons considered for nomination to the Board must have demonstrated outstanding achievement, integrity and judgment and such other skills and experience as will enhance the Board’s ability to serve the long-term interests of the Company and our stockholders, and must be willing and able to devote the necessary time for Board service.  To comply with regulatory requirements, a majority of Board members must qualify as independent directors under Nasdaq rules, and at least one Board member must qualify as an “audit committee financial expert” under rules of the Securities and Exchange Commission.  The Committee does not have any policy regarding diversity in identifying nominees for director.

The committee considers potential candidates recommended by current directors, company officers, employees and others, and will consider candidates recommended by stockholders to be considered as director nominees.  Our charter makes no distinction between whether a director nominee is recommended by a stockholder or by management.  Although we have not received any recommendations for director nominees from stockholders, we expect that the Committee would apply the same process and criteria in evaluating a stockholder recommendation as it would for a management recommendation.  A stockholder wishing to recommend a candidate for nomination to the Board should send a letter to the Corporate Secretary at 3169 Red Hill Avenue, Costa Mesa, California 92626.  The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.”  The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications.  At a minimum, candidates recommended for election to the Board must meet the independence standards established by Nasdaq and the criteria set forth above.

Stockholder Communications with the Board

Stockholders wishing to communicate with the Board of Directors or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to:  Attention: Corporate Secretary, Ceradyne, Inc., 3169 Red Hill Avenue, Costa Mesa, California 92626.  The envelope should indicate that it contains a stockholder communication.  All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to our chief executive officer, chief financial officer, controller and persons performing similar functions.  A copy of the Code of Business Conduct and Ethics is available in the investor relations section of the Company’s website at www.Ceradyne.com, and a copy also may be obtained at no charge by written request to the attention of the Corporate Secretary at 3169 Red Hill Avenue, Costa Mesa, California 92626.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Ceradyne’s directors and executive officers, and persons who own more than ten percent of Ceradyne’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock.  Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Ceradyne with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2010, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, and our other three most highly compensated executive officers who were serving as executive officers of Ceradyne at December 31, 2010.  These individuals are identified in the Summary Compensation Table and other compensation tables that follow this section, and are referred to throughout this Proxy Statement as our “named executive officers.”  For information about the Compensation Committee of our Board of Directors, please refer to the section captioned “Compensation Committee” at page 11 above.

Executive Summary

We believe that we provide a straightforward, uncomplicated compensation structure for our named executive officers which is competitive without being excessive, has been effective in attracting, retaining and motivating high caliber individuals, and aligns their interests with those of our stockholders.  Following are some highlights of our executive compensation program for 2010:

•
Our CEO, CFO and President of North American Operations (our three highest paid executives) volunteered to keep their 2010 base salaries unchanged from 2009 due to the Company’s lower revenues and profits in 2009 compared to the prior year, and to keep their bonuses capped at 90% of their base salaries.

•	Our net income in 2010 increased by 244.8% to $29.3 million, from $8.5 million in 2009, on an increase in revenues of only 0.6%.

•	By comparison, our CEO’s total compensation increased by 16.1% in 2010 compared to 2009.

•
Total compensation for our named executive officers is targeted at the 50th percentile, or median, of the total compensation of comparable officers in our peer group of companies.  Our CEO’s total compensation for 2010 was approximately 28% below the median of the peer group CEO’s total compensation.

•
Our compensation structure consists of three simple components:  a fixed base salary, a cash bonus based on a percentage of the current year’s profitability of the business unit over which the named executive officer has primary responsibility, and long-term incentives in the form of restricted stock units (RSUs) that vest annually based on continued service.  Each component represents roughly one-third of potential total compensation for the year.  The cash bonus and RSUs provide a combination of short- and long-term incentives to grow the business and increase stockholder value.

•
Our Board of Directors adopted a Clawback Policy in June 2010 under which employees are required to reimburse the Company for any excess bonus they receive if the financial statements upon which the bonus was based are subsequently restated to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws.  This clawback applies to our executive officers regardless of fault, and to any other employee whose gross negligence, fraud or misconduct caused or contributed to the need for the restatement.

•
We recently entered into change in control agreements with our CEO, CFO and President of North American Operations.  Severance compensation under these agreements is based on a “double trigger” and is not grossed up for excise taxes.

Executive Compensation Objectives and Historical Overview

Our executive compensation program is intended to fulfill three primary objectives:  first, to attract and retain qualified executives required for the success of our business; second, to reward these executives for financial and operating performance; and third, to align their interests with those of our stockholders to create long-term stockholder value.

The principal elements of the compensation program for our named executives include base salary, cash bonus, and long-term incentives in the form of restricted stock units.  Our compensation program has consisted of these same basic elements for many years, but has been modified and adjusted in recent years to reflect the growth in revenues and profitability of the Company.  Our current executive compensation program can be better understood with a brief historical background.

The original framework for bonuses based on a percentage of pre-tax income was conceived many years ago by our CEO and founder, Joel P. Moskowitz.  His concept was to allocate approximately 10% of pre-tax income as bonuses among the executive officers, in such amounts as would allow each executive officer to earn, in a good year, a bonus amount up to 100% of his base salary; in other words, to enable the executive to double his base salary.  Using this framework, Mr. Moskowitz initially set the percentages of pre-tax income, and whether the percentage would apply to consolidated pre-tax income or to a particular division, for each of the executive officers.  As described below, this basic framework has been continued each year because the cash bonus plan was popular with management and was positive for morale, with several modifications and refinements being made over the years.

During the 1980’s and 1990’s, we were a very small company with annual revenues ranging in the low to mid $20 millions during much of this period.  Profits were also small and in many years we incurred a net loss.  Consequently, we could not afford to pay large salaries.  In order to provide incentives to our executive officers, whose salaries generally were at the low end of being competitive, we provided cash bonuses based on a percentage of pre-tax profits, either of the entire company, in the case of our chief executive officer, or of a division or business unit in the case of executives whose responsibilities were more narrow in scope.  For our senior executive officers, these cash bonuses were based on a fixed percentage of pre-tax profits, without any threshold amounts, target amounts, or limits on the maximum amount that could be earned.  However, in most years during this period, the cash bonuses actually earned were either small or, when we incurred a net loss, non-existent.

Our revenue and profits began growing rapidly in about 2003, primarily as a result of increasing sales of our ceramic body armor due to the military conflicts in Iraq and Afghanistan.  This success enabled us to pay more competitive salaries, and we began increasing base salaries in order to bring them more in line with the median level paid by companies comparable in size to us in our general geographic location.  Our cash bonus plan, which generally did not change during this period, generated increasingly large cash bonuses as our profitability increased.  In 2004, for example, the cash bonus earned by one of our executive officers exceeded 200% of his base salary.

Although the amount of cash bonuses earned in 2004 were high historically, our Compensation Committee believed that the total cash compensation earned by our named executive officers in 2004 was fair in view of the exceptional operating performance of the Company.  Because the cash bonus plan was popular with management and was positive for morale, the Compensation Committee left the plan largely intact for 2005, but imposed a limit on maximum bonuses for 2005 of 150% of base salary.  Commencing with 2007, the cash bonus plan was modified by decreasing the maximum amounts to 100% of base salary for our three highest paid executive officers.  In conjunction with the decrease in the maximum bonus percentage, the base salaries for our three highest paid executive officers were increased in 2007 to equal a larger percentage of estimated total cash compensation.  The purpose of these changes was to moderate the volatility in their total cash compensation, while remaining competitive.

In setting the compensation of our named executive officers for 2009, our Compensation Committee took into consideration the Company’s decline in sales and net income in 2008 and expected further declines in 2009, by freezing 2009 base salaries at 2008 levels and by reducing the maximum bonus amounts for our three highest paid executive officers to 90% of base salary.

For 2010, our Chief Executive Officer, Chief Financial Officer and President of North American Operations (our three highest paid executives) volunteered to keep their base salaries unchanged from 2009 due to the Company’s lower revenues and profits in 2009, and to keep their bonuses capped at 90% of their base salaries.  In addition, in light of the Company’s poor 2009 financial results, our Compensation Committee imposed a threshold requirement that, as a condition for these three officers to earn a cash bonus for 2010, the Company’s 2010 pre-tax income must be an amount equal to at least 30% of the low-end of the full year 2010 earnings guidance announced by the Company on January 11, 2010.

2010 Executive Officer Compensation Elements

Cash Compensation

Cash compensation for our named executive officers consists of two components, a base salary and a cash bonus based on a percentage of the current year’s profitability of the Company or the business unit over which the named executive officer has primary responsibility.  As noted above, over the past several years our Compensation Committee has adjusted these two components of cash compensation by increasing base salaries, imposing maximum limits on cash bonuses, and adjusting the relative mix of the two.  Based in part on survey information provided by the independent executive compensation consulting firm engaged by our Compensation Committee, the Compensation Committee has gradually increased base salaries, and in recent years the Compensation Committee has targeted total compensation, consisting of base salary, bonus and equity-based compensation, at the median amount of the survey group of companies.  For information about the peer group used to benchmark 2010 compensation, see the discussion below under the heading “Compensation Process and the Roles of Compensation Consultant and Management.”

Our Compensation Committee set 2010 base salaries of our named executive officers at an amount equal to roughly one-third of total targeted compensation.  Incentive compensation, in the form of a cash bonus, for each named executive officer is generally based on a percentage of current year pre-tax profits, or earnings before interest and taxes (EBIT), of the entire Company, in the case of our CEO and CFO, or the business unit over which the executive has primary responsibility.  The maximum bonus that each of our named executive officers can earn for the year is capped at a percentage, not exceeding 90%, of his base salary.  We believe that this approach strikes an appropriate balance between a predictable base salary and incentive compensation that allows our executives to earn, in a good year, total cash compensation equal to approximately double his base pay.  We believe that linking cash bonuses directly to profitability for the current year, and capping the amount, provides our named executive officers with an effective incentive to grow the Company on an efficient basis without encouraging excessive risk taking.

Equity-Based Compensation

Since 2005, we have used restricted stock units, rather than stock options, as a form of long-term compensation.  Each restricted stock unit (“RSU”) represents the right to receive one share of our common stock when the RSU vests, without payment of any exercise price.  For accounting purposes, the grant date value of an RSU, which is the closing price of a share of our stock on the date of grant of the RSU, is expensed and reflected in our income statement ratably over the period the RSU vests.

Our Compensation Committee uses RSUs as a form of equity-based long term compensation for the following reasons:  Even if the price of our stock declines after the date of grant, RSUs will still have some value when they vest, unlike stock options, which have value only if the price of our stock is higher on the date of exercise than it was on the date of grant.  We believe that RSUs still serve as an incentive to employees to improve Company performance, which hopefully will be reflected in a higher price of our stock, but they do not lose all of their value merely because the price of our stock might decline below the price on the date of grant, which could be caused by stock market conditions or the economy as a whole, and not by the performance of Ceradyne.  Also, because there is no exercise price required when RSUs vest, contrasted with stock options, the intrinsic value of an RSU when it vests is greater than the intrinsic value of a stock option when it vests.  For this reason, our Compensation Committee grants fewer RSUs to each officer than the number of stock options that would have been granted based on historical practices.  This policy results in fewer shares being outstanding and, therefore, causes less dilution to our stockholders.

For 2010, our Compensation Committee determined the number of RSUs granted to each named executive officer based on a grant date value equal to roughly one-third of total targeted compensation.  RSUs granted to our employees typically vest over five years at the rate of 20% of the units as of each anniversary of the date of grant.  However, the RSUs granted to our named executive officers on March 22, 2010 vest over three years at the rate of 33⅓% of the units as of each anniversary of the date of grant.  Our Compensation Committee shortened the vesting period from five years to three to be consistent with the three-year vesting used for RSUs granted to our non-employee directors.  Subsequently, however, our Compensation Committee determined that five-year vesting is more appropriate for employees, and RSUs granted to officers and other employees after March 22, 2010 generally vest over five years.

2010 Compensation of our Named Executive Officers

The amount of each component of compensation established for our named executive officers is based on a number of factors.  These factors include company performance, individual merit, compensation paid by other companies based on our peer group survey, input from our independent executive compensation consultant, ExeQuity LLP, the recommendations of our Chief Executive Officer, Joel P. Moskowitz, and a review of the prior compensation history of each executive officer.  Some of these factors are discussed above.  Other factors applicable to each named executive officer are discussed below.

For 2010, our Compensation Committee targeted the total compensation for our named executive officers at the 50th percentile, or median, of the total compensation of comparable officers in our peer group of companies.  The Compensation Committee set each of the three elements of compensation at amounts equal to roughly one-third of total targeted compensation.  We believe that this approach strikes an appropriate balance between a predictable base salary, short-term incentive compensation and long-term incentive compensation. For information about the peer group used to benchmark 2010 compensation, see the discussion below under the heading “Compensation Process and the Roles of Compensation Consultant and Management.”

For 2010, our Chief Executive Officer, Chief Financial Officer and President of North American Operations (our three highest paid executives) volunteered to keep their base salaries unchanged from 2009 due to the Company’s lower revenues and profits in 2009, and to keep their bonuses capped at 90% of their base salaries.  Our Compensation Committee agreed with this request.  In addition, in light of the Company’s poor 2009 financial results, the Compensation Committee imposed a threshold requirement on the cash bonuses of our Chief Executive Officer, Chief Financial Officer and President of North American Operations:  they would not earn a cash bonus for 2010 unless the Company achieved 2010 pre-tax income in an amount equal to at least 30% of the low-end earnings guidance announced by the Company on January 11, 2010.

Other factors considered by our Compensation Committee in setting 2010 compensation for each of our named executive officers are set forth below.

Joel P. Moskowitz founded Ceradyne in 1967 and continues to serve the Company full time as our Chairman, Chief Executive Officer and President.  The Compensation Committee considers Mr. Moskowitz to be largely responsible for the success the Company has achieved, and to be one of our most important employees.  Because he has responsibility for the entire Company, his cash bonus is based on consolidated pre-tax profits.

Jerrold J. Pellizzon has been our Chief Financial Officer and Corporate Secretary since September 2002.  Because he has responsibility for the entire Company, his cash bonus is also based on consolidated pre-tax profits.

David P. Reed has been an employee of Ceradyne since 1983, a Vice President of Ceradyne since 1988, and our President of North American Operations since 2005.  He is responsible for all of North American operations, which includes our largest operating segment, our Advanced Ceramic Operations, or ACO.  Our ACO division manufactures ceramic body armor, which was the reason for most of our dramatic growth from 2003 through 2007 and remains one of our most important product lines.  Mr. Reed is largely responsible for this success.  Because he has responsibility for all of the ACO operations, his cash bonus is based on a percentage of the pre-tax profits of our ACO division before interest and taxes, and excluding non-operating items of income and expense.

Thomas Juengling has been the President of our ESK Ceramics subsidiary since September 2007 and was appointed a Vice President of Ceradyne in December 2007.  Located in Germany, ESK Ceramics is our second largest operating segment.  Our Compensation Committee adjusted Dr. Juengling’s base salary on August 23, 2010, effective as of August 30, 2010.  By August 2010 it was evident that ESK Ceramics’ 2010 sales and profits would be substantially improved compared to 2009.  In recognition of these results, the Compensation Committee increased Dr. Juengling’s base salary by approximately 14.5% compared to his previous base salary.

Bruce Lockhart has been President of our Thermo Materials division since 2001 and a Vice President of Ceradyne since 2003.  He has been primarily responsible for the development of our solar energy business (ceramic crucibles used for melting silicon in the photovoltaic solar cell manufacturing process) and the expansion of this business into China.  Since the solar energy market has been growing at a very high rate, it was difficult to determine how much of the increase in our sales of ceramic crucibles was attributable to market expansion and how much was attributable to the individual contributions by Mr. Lockhart.  Therefore, Mr. Lockhart’s 2010 bonus was based on a percentage of Thermo Materials’ pre-tax profits with a cap set at $175,000, equal to approximately 90% of his base salary, which is equivalent to the percentage cap set for our three highest paid executive officers.

The following table shows the three elements of our compensation program applicable to our named executive officers in 2010, and the total targeted compensation.

Name and Principal Position	2010 Base Salary(1)		Maximum 2010 Cash Bonus		Long-Term Equity Incentive Compensation(2)	Total 2010 Maximum Compensation
Joel P. Moskowitz Chairman of the Board, Chief Executive Officer and President	$710,000		$639,000		$600,000 (25,000 RSUs)	$1,949,000
Jerrold J. Pellizzon Chief Financial Officer and Corporate Secretary	$330,000		$297,000		$360,000 (15,000 RSUs)	$987,000
David P. Reed Vice President, and President of North American Operations	$355,000		$319,500		$360,000 (15,000 RSUs)	$1,034,500
Thomas R. Juengling Vice President, and President of ESK Ceramics	$254,266	(3)	$228,839	(3)	$178,480 (8,000 RSUs)	$661,585
Bruce Lockhart Vice President, and President of Ceradyne Thermo Materials	$195,000		$175,000		$120,000 (5,000 RSUs)	$490,000

(1)
Salary adjustments generally take effect in February of each year, so the amounts shown in this table will not be exactly the same as those shown in the Fiscal 2010 Summary Compensation Table.  Dr. Juengling’s base salary shown in the table became effective as of August 30, 2010.

(2)
Long-term equity incentive compensation is in the form of restricted stock units (“RSU”) granted under the Company’s 2003 Stock Incentive Plan.  Each RSU represents the right to receive one share of common stock of the Company when the RSU vests, without payment of any exercise price.  RSUs granted to officers in 2010 vest over three years at the rate of 33⅓% of the units as of each anniversary of the date of grant, except for Dr. Juengling, whose RSUs vest over five years at the rate of 20% of the units as of each anniversary of the date of grant.  The amount of long-term equity incentive compensation shown in the table for Messrs. Moskowitz, Pellizzon, Reed and Lockhart represents the number of RSUs granted multiplied by $24, which was approximately the share price on March 22, 2010, the date of grant.  The amount of long-term equity incentive compensation shown in the table for Dr. Juengling represents the number of RSUs granted multiplied by $22.31, which was the share price on August 23, 2010, the date of grant.

(3)
Compensation earned by Dr. Juengling is paid in Euros.  The base salary shown for Dr. Juengling is based on an annual rate of 192,000 Euros set on August 23, 2010, and his maximum bonus is based on 90% of his base salary.  The amounts shown in the table for Dr. Juengling represent the dollar equivalent value based on the average exchange rate during 2010, which was 1.0 Euro = 1.3243 dollars.

The following table describes the cash bonus plan in effect for 2010, and includes the maximum potential cash bonus and the actual cash bonus earned for 2010.

	2010 Cash Bonuses
Name and Principal Position	Cash Bonus Formula	Maximum Cash Bonus		Actual Cash Bonus Earned for 2010
Joel P. Moskowitz Chairman of the Board, Chief Executive Officer and President	1.0% of consolidated pre-tax income(1)	$639,000	(2)	$283,710
Jerrold J. Pellizzon Chief Financial Officer and Corporate Secretary	0.5% of consolidated pre-tax income(1)	$297,000	(2)	$141,855
David P. Reed Vice President, and President of North American Operations	1.0% of Advanced Ceramic Operations earnings before interest and taxes, and excluding gains and losses relating to non-operating items(1)	$319,500	(2)	—
Thomas R. Juengling Vice President, and President of ESK Ceramics	0.8% of ESK Ceramics’ earnings before interest and taxes (EBIT), but using a modified EBIT consisting of pre-tax income, plus two-thirds of ESK's interest expense and less two-thirds of ESK's interest income	$228,839	(3)	$161,651	(3)
Bruce Lockhart Vice President, and President of Ceradyne Thermo Materials	1.5% of Ceradyne Thermo Materials pre-tax income from operations	$175,000	(4)	$175,000

(1)
Cash bonuses for Mr. Moskowitz, Mr. Pellizzon and Mr. Reed in 2010 were subject to a threshold requirement that 2010 pre-tax income equal at least 30% of the low-end earnings guidance announced by the Company on January 11, 2010.  Actual 2010 earnings exceeded that threshold.

(2)	Cash bonuses for Mr. Moskowitz, Mr. Pellizzon, Mr. Reed and Dr. Juengling were capped at an amount equal to 90% of each officer’s annual base salary in 2010.

(3)
Compensation earned by Dr. Juengling is paid in Euros.  The amounts shown in the table for Dr. Juengling represent the dollar equivalent value based on the average exchange rate during 2010, which was 1.0 Euro = 1.3243 dollars.

(4)	Cash bonus for Mr. Lockhart was capped at $175,000, which equals approximately 90% of his annual base salary in 2010.

As discussed above, our Compensation Committee considers a number of factors when setting compensation for our executive officers.  One of these factors is the median total compensation of persons holding comparable positions at the survey group of companies compiled by ExeQuity LLP, the compensation consultant engaged by our Compensation Committee.  The following table shows the total compensation, consisting of base salary, cash bonus and equity-based compensation, for the peer group executives as compiled by ExeQuity LLP from public documents.  For the Ceradyne officers, total maximum compensation includes base salary, the targeted maximum cash bonus, and the grant date fair value of RSUs granted to each officer, and total actual compensation includes base salary, the actual cash bonus earned, and the grant date fair value of RSUs.

Name and Principal Position	Median Total Compensation of Peer Group Executives (1)	Total 2010 Maximum Compensation of Ceradyne Executives		Total Actual 2010 Compensation of Ceradyne Executives (2)
Joel P. Moskowitz Chairman of the Board, Chief Executive Officer and President	$2,221,000	$1,949,000		$1,594,468
Jerrold J. Pellizzon Chief Financial Officer and Corporate Secretary	$709,000	$987,000		$832,297
David P. Reed Vice President, and President of North American Operations	$913,000	$1,034,500		$715,464
Thomas R. Juengling Vice President, and President of ESK Ceramics	$404,000	$661,585	(3)	$570,751
Bruce Lockhart Vice President, and President of Ceradyne Thermo Materials	$571,000	$490,000		$487,266

(1)
Due to difficulty in matching some Ceradyne officers to directly comparable positions in the peer group, there are some variations from the amounts shown for the peer group median and the total maximum compensation shown for Ceradyne officers.

(2)
The amounts in this column do not include the amounts included in the “All Other Compensation” column in the Fiscal 2010 Summary Compensation Table later in this Proxy Statement.  The amount shown for Dr. Juengling also does not include the “Change in Pension Value” amount shown for him in the Fiscal 2010 Summary Compensation Table.

(3)
Dr. Juengling’s base salary was set at an amount equal to the peer group median (192,000 Euros).  However, his maximum potential cash bonus (90% of base salary) and RSU grant (8,000 units) were set at levels comparable to those for our U.S.-based executive officers.  Cash compensation is paid to Dr. Juengling in Euros.  Amounts in the table represent the dollar equivalent value based on the average exchange rate during 2010, which was 1.0 Euro = 1.3243 dollars.

Compensation Process and the Roles of Compensation Consultant and Management

In 2010, the Compensation Committee engaged the services of ExeQuity LLP, an independent executive compensation consulting firm, to prepare an analysis of the compensation paid to Ceradyne’s executive officers compared to the compensation levels at public companies in the same Global Industry Classification Standard (GICS) code as, and of similar size to, Ceradyne, and to make recommendations regarding the compensation structure and amounts for Ceradyne’s executive officers.  The peer group consisted of 20 companies with a median annual revenue of approximately $584 million and a median market capitalization of approximately $777 million.  Nine companies were California based and the rest were in various parts of the country.  The 20 companies used for benchmarking 2010 compensation were:  AeroVironment, Inc., American Science & Engineering, Broadwind Energy, Conexant Systems, Cubic Corporation, Docommun, Emulex Corporation, ESCO Technologies Inc., Esterline Technologies Corporation, Franklin Electric Co., Inc., Gencorp, GrafTech International Ltd., Hexcel Corporation, Kaydon Corporation, Multi-Fineline Electronix Corporation, Newport Corporation, Qlogic Corporation, RTI International Metals Inc., Technitrol Inc. and Watts Water Tech.  ExeQuity also compared data from this peer group with technical industry data from the Radford U.S. Executive Survey for companies with revenues between $500 million and $1.0 billion and with general industry data from the Mercer U.S. Benchmark Database for companies with revenues between $500 million and $1.0 billion.  ExeQuity was retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with management.

Our chief executive officer, Joel P. Moskowitz, plays an important role in formulating the compensation program for our executive officers as well as for our non-employee directors.  Mr. Moskowitz founded Ceradyne in 1967, is the largest individual stockholder, and continues to serve full time as the Company’s Chairman of the Board, Chief Executive Officer, and President.  The Compensation Committee considers Mr. Moskowitz to be one of the most important employees of Ceradyne, and highly values his insight and views on compensation matters.  Mr. Moskowitz makes recommendations to Frank Edelstein, the Chairman of our Compensation Committee, regarding base salary, cash bonuses, and awards of equity-based long-term compensation of the executive officers, including his own.  Mr. Moskowitz’ recommendations are based in part on his personal knowledge of each officer’s performance and growth potential, and take into account the survey data compiled by the compensation consultant, as well as discussions Mr. Moskowitz has with David P. Reed, our President of North American Operations, and with Jerrold J. Pellizzon, our Chief Financial Officer.  No other executive officers are involved in formulating recommendations regarding executive officer compensation.  Mr. Edelstein has one or more meetings with Mr. Moskowitz to discuss Mr. Moskowitz’ recommendations, which discussions often result in changes to Mr. Moskowitz’ recommendations.  After they are finalized, Mr. Edelstein presents Mr. Moskowitz’ recommendations to our Compensation Committee.  The Compensation Committee, meeting in executive session without Mr. Moskowitz or other management employees present, takes Mr. Moskowitz’ recommendations into account in determining compensation for our executive officers.  In 2010, the Compensation Committee approved all recommendations as submitted.

Change in Control Agreements

We recognize that the possibility of a change in control of the Company or other acquisition event, and the distraction and uncertainty it may cause among management, may adversely affect the effectiveness and dedication of our key management employees and our ability to retain their services, to the detriment of the Company and our stockholders.  Accordingly, our Compensation Committee approved, and in March 2011 the Company entered into, identical Change in Control and Severance Agreements with each of our three most senior officers, Joel P. Moskowitz, David P. Reed and Jerrold J. Pellizzon.  These agreements will provide certain compensation and benefits as an incentive for the officer to remain in our employ and enhance our ability to call on and rely upon the officer in the event of a possible change in control transaction.  In extending these benefits, our Compensation Committee considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies.

All of the benefits payable under these change in control agreements are conditioned upon the occurrence of a “double trigger” event (meaning there must be both a change in control of the Company and, within the following 24 months, a termination of employment by either the Company without cause, or by the officer for good reason).  In the event that the conditions for payment of severance compensation are met, the officer will be entitled to receive:

•	a lump sum payment in an amount equal to two times his highest annual base salary in effect during the 12-month period immediately preceding the date of termination of employment, and

•	a lump sum payment of an amount equal to two times the average cash bonus earned by him during the three calendar years immediately preceding the date of termination of employment, and

•
the continuation of coverage for the officer and his eligible spouse and dependents under the Company’s group health plans until the earlier of 18-months following termination of employment or until the date he becomes covered under similar benefit plans.

These agreements do not include any provision for excise tax gross-up payments on behalf of the terminated officer.  For more details regarding the terms and conditions of these change in control agreements, see “Potential Benefits Upon or Following a Change in Control” later in this Proxy Statement.

Clawback Policy

Our Board of Directors adopted a Clawback Policy in June 2010 under which employees are required to reimburse the Company for any excess bonus they receive if the financial statements upon which the bonus was based are subsequently restated to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws.  This clawback applies to officers of the Company regardless of fault, and to any other employee whose gross negligence, fraud or misconduct caused or contributed to the need for the restatement.

In addition, if the Audit Committee of our Board of Directors determines that gross negligence, fraud or misconduct by an officer or other employee caused or contributed to the need for the restatement, then the Company will also seek to recover from each officer or employee who committed such gross negligence, fraud or misconduct, the net profits realized by such individual from sales of shares of the Company’s common stock during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial statements that subsequently were restated.

Compensation Risk Assessment

We believe that our compensation policies and practices effectively reward contributions to stockholder value without creating unnecessary or excessive risk-taking.  In reaching this conclusion, our Compensation Committee considered the following:

•
For those employees who have an incentive compensation component of their total compensation package, the incentive compensation, or bonus, is based on a percentage of a measure of current year’s profits, such as pre-tax profits or operating profits, of the business unit over which they have substantial responsibility or in which they work.  The bonus generally is determined based on a fixed percentage of the profit measure, which provides a direct correlation between the amount of the bonus earned and the amount of profits.

•	The potential maximum bonus amounts are subject to individual caps, which do not exceed 100% of base salary and are usually capped at a lower amount.

•
Our executive officers, as well as other management level employees, also receive restricted stock units.  RSUs generally vest ratably over three to five years based on continued employment.  This encourages employees to focus on the long-term value of the Company.

•	We believe that our Clawback Policy (described above) acts as a deterrent to reckless or unethical conduct.

Based on the foregoing factors, our Compensation Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on Ceradyne.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only to the extent total compensation does not exceed $1.0 million during any fiscal year or if it is “performance-based” under Section 162(m).  Prior to 2006, the total compensation earned by our executive officers was always less than $1.0 million and, consequently, the limitations imposed by Section 162(m) were not a factor.  Although in years subsequent to 2006, our chief executive officer earned compensation in excess of $1.0 million, the Compensation Committee has determined, for the reasons set forth above, not to modify the basic method of determining cash bonuses.  Because the cash bonus plan has not been approved by our stockholders, it does not constitute a “performance based” plan under Section 162(m).  The Compensation Committee has also determined, based in part on the recommendation of our chief executive officer, to award restricted stock units using primarily time-based vesting rather than performance-based vesting.  Consequently, the Company will not be able to deduct for federal income tax purposes compensation earned by our named executive officers in 2010 in excess of $1.0 million each.

Compensation Committee Report

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis and has discussed its contents with Ceradyne management and the Board of Directors. Based on the review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and is incorporated by reference in the Company’s Form 10-K report for the year ended December 31, 2010.

Submitted by the members of the Compensation Committee
Richard A. Alliegro
Frank Edelstein (Chairperson)
Milton L. Lohr

Compensation Committee Interlocks and Insider Participation

Our Board of Directors has a standing Compensation Committee.  The members of this committee during 2010 and presently are Richard A. Alliegro, Frank Edelstein and Milton L. Lohr.  The Compensation Committee’s function is to review and set the compensation of our executive officers.  The Compensation Committee also administers our equity incentive plans, and reviews and makes recommendations to the full Board regarding the compensation of the non-employee directors.  No member of the Compensation Committee is, or ever has been, an employee or officer of the Company.  No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned during each of the years ended December 31, 2010, 2009 and 2008 by our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2010.  These officers are referred to in this Proxy Statement as the “named executive officers.”

Fiscal 2010 Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (1) ($)	Stock Awards(2)(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation(4) ($)	Total ($)
Joel P. Moskowitz Chairman of the Board, Chief Executive Officer and President	2010	$710,008	$283,710	$600,750	$—	$8,250	$1,602,718
	2009	710,008	167,747	494,500	—	8,250	1,380,505
	2008	725,836	695,006	965,000	—	7,750	2,393,592
Jerrold J. Pellizzon Chief Financial Officer and Corporate Secretary	2010	329,992	141,855	360,450	—	8,250	840,547
	2009	329,940	83,874	296,700	—	8,250	718,764
	2008	336,916	322,499	579,000	—	7,750	1,246,165
David P. Reed Vice President, and President of North American Operations	2010	355,014	—	360,450	—	8,250	723,714
	2009	355,014	244,535	296,700	—	8,250	904,499
	2008	362,893	266,262	579,000	—	7,750	1,215,905
Thomas R. Juengling (5) Vice President, and President of ESK Ceramics	2010	230,620	161,651	178,480	70,458	14,461	655,670
	2009	228,509	—	79,120	42,990	15,090	365,709
	2008	218,436	80,320	446,100	27,935	16,010	788,801
Bruce Lockhart Vice President, and President of Ceradyne Thermo Materials	2010	192,116	175,000	120,150	—	8,250	495,516
	2009	180,000	150,000	79,120	—	8,250	417,370
	2008	184,039	173,841	154,400	—	7,750	520,030

(1)
The amounts shown in these columns reflect salary and bonuses earned by the named executive officers during the years shown and include amounts which the executives elected to defer, on a discretionary basis, pursuant to the Company’s 401(k) savings plan and nonqualified deferred compensation plan.  Additional information regarding the Company’s nonqualified deferred compensation plan is provided below in the Fiscal Year 2010 Nonqualified Deferred Compensation Table.

(2)
The amounts shown in this column represent the full grant date fair value of restricted stock units (“RSUs”) granted in each year shown, computed in accordance with FASB ASC Topic 718.  Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price.  Under FASB ASC Topic 718, the grant date fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant, multiplied by the number of RSUs granted, and does not necessarily correspond to the actual value that will be realized by the named executive officers.  RSUs granted to the named executive officers in the years shown typically vest over five years at the rate of 20% of the units as of each anniversary of the date of grant; however, RSUs granted in 2010 vest over three years at the rate of 33⅓% of the units as of each anniversary of the date of grant.  See the Grants of Plan-Based Awards table below for additional information regarding awards made in 2010.

(3)	No stock options were granted to the named executive officers in 2010, 2009 or 2008.

(4)	See the All Other Compensation Table below for additional information regarding the amounts shown in this column.

(5)
Compensation earned by Dr. Juengling is paid in Euros.  The amounts shown in the table for Dr. Juengling (other than amounts for stock awards) represent the dollar equivalent value based on the average exchange rate during each year, which was 1.0 Euro = 1.3243 dollars in 2010, 1.0 Euro = 1.3849 dollars in 2009, and 1.0 Euro = 1.4726 dollars in 2008.

All Other Compensation

The following table includes information regarding the various elements of “all other compensation” shown above in the Fiscal 2010 Summary Compensation Table.

Fiscal 2010 All Other Compensation Table

Name	Year	Company Contributions to 401(k) Plan(1)	Company Contribution to Nonqualified Deferred Compensation Plan	Reimbursement(2)	Total
Joel P. Moskowitz	2010	$8,250	$—	$—	$8,250
	2009	8,250	—	—	8,250
	2008	7,750	—	—	7,750
Jerrold J. Pellizzon	2010	8,250	—	—	8,250
	2009	8,250	—	—	8,250
	2008	7,750	—	—	7,750
David P. Reed	2010	8,250	—	—	8,250
	2009	8,250	—	—	8,250
	2008	7,750	—	—	7,750
Thomas R. Juengling	2010	1,748(3)	—	12,713	14,461
	2009	1,795(3)	—	13,295	15,090
	2008	1,873(3)	—	14,137	16,010
Bruce Lockhart	2010	8,250	—	—	8,250
	2009	6,850	1,400	—	8,250
	2008	7,750	—	—	7,750

(1)
The amounts in this column, except for Dr. Juengling, represent the Company’s matching contributions under the Ceradyne Smart 401(k) Plan for the years shown, up to the limitations imposed under Internal Revenue Service regulations.  Matching contributions are made at the discretion of the Board of Directors at a rate of up to 50% of the employee’s contribution, which is limited to 15% of the employee’s salary and bonus, subject to limits on maximum employee contributions imposed by Internal Revenue Service regulations.

(2)

The amounts in this column for Dr. Juengling represent an allowance paid to Dr. Juengling (in Euros) for the use of his automobile in connection with his employment.  These amounts represent the dollar equivalent value based on the average exchange rate during each year, which was 1.0 Euro = 1.3243 dollars in 2010, 1.0 Euro = 1.3849 dollars in 2009, and 1.0 Euro = 1.4726  dollars in 2008.

(3)	These amounts represent contributions made by ESK Ceramics on behalf of Dr. Juengling to Pensionskasse - New, a defined contribution plan maintained for ESK Ceramics' German employees. These amounts represent the dollar equivalent value based on the average exchange rate during each year, which was 1.0 Euro = 1.3243 dollars in 2010, 1.0 Euro = 1.3849 dollars in 2009, and 1.0 Euro = 1.4726 dollars in 2008.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of awards to each named executive officer during the year ended December 31, 2010 under our equity incentive plans.

Grants of Plan-Based Awards in Fiscal Year 2010

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Joel P. Moskowitz	3/22/2010	25,000	$—	$24.03	$600,750
Jerrold J. Pellizzon	3/22/2010	15,000	—	24.03	360,450
David P. Reed	3/22/2010	15,000	—	24.03	360,450
Thomas R. Juengling	8/23/2010	8,000	—	22.31	178,480
Bruce Lockhart	3/22/2010	5,000	—	24.03	120,150

(1)
The amounts shown in this column represent the number of restricted stock units (“RSUs”) granted in 2010 to each named executive officer.  Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price.  RSUs granted to the named executive officers on March 22, 2010 vest over three years at the rate of 33⅓% of the units as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date.  The RSUs granted to Dr. Juengling on August 23, 2010 vest over five years at the rate of 20% of the units as of each anniversary of the date of grant, provided that he is still employed by the Company on the vesting date.

(2)
The amounts shown in this column represent the full grant date fair value of RSUs granted in 2010, computed in accordance with FASB ASC Topic 718.  Under FASB ASC Topic 718, the grant date fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant, multiplied by the number of RSUs granted.  This amount is then recognized by the Company as compensation expense for financial statement reporting purposes ratably over the vesting period.

Outstanding Equity Awards

The following table provides information regarding outstanding equity awards held by each named executive officer as of December 31, 2010, including the number of unexercised vested and unvested stock options and the number of unvested restricted stock units (“RSUs”).  The vesting schedule for each grant is shown following this table.  The market value of the RSUs is based on the closing market price of Ceradyne common stock as of the last trading day of the year (December 31, 2010), which was $31.53 per share.

Outstanding Equity Awards at 2010 Fiscal Year End

	Option Awards				Stock Awards
						Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
					Number of Shares or Units of Stock That Have Not Vested(2) (#)

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)
				Option Expiration Date

Name	Exercisable	Unexercisable(1)
Joel P. Moskowitz	112,500	—	$ 4.58	9/06/2011	1,000	$ 31,530
	56,250	—	16.89	9/10/2013	2,200	69,366
	22,500	—	21.84	8/16/2014	15,000	472,950
					20,000	630,600
					25,000(3)	788,250
Jerrold J. Pellizzon	27,000	—	3.22	10/14/2012	400	12,612
	4,500	—	16.89	9/10/2013	1,400	44,142
	9,000	—	21.84	8/16/2014	9,000	283,770
					12,000	378,360
					15,000(3)	472,950
David P. Reed	11,250	—	3.58	5/20/2012	400	12,612
	2,250	—	3.22	10/14/2012	1,400	44,142
	11,250	—	16.89	9/10/2013	9,000	283,770
	7,500	—	21.84	8/16/2014	12,000	378,360
					15,000(3)	472,950
Thomas Juengling	—	—	—	—	1,000	31,530
					1,800	56,754
					4,200	132,426
					3,200	100,896
					8,000	252,240
Bruce Lockhart	1,350	—	3.96	12/16/2012	200	6,306
	1,125	—	16.89	9/10/2013	800	25,224
	1,500	—	21.84	8/16/2014	2,400	75,672
					3,200	100,896
					5,000(3)	157,650

(1)
Stock options granted to the named executive officers generally vest over five years at the rate of 20% of the options as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date.  All stock options held by the named executive officers as of December 31, 2010 were fully vested.

(2)

The amounts shown in this column represent the number of restricted stock units (“RSUs”) held by each named executive officer as of December 31, 2010.  Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price.  Except as otherwise noted, RSUs granted to the named executive officers generally vest over five years at the rate of 20% of the units as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date.

(3)	These RSUs vest over three years at the rate of 33⅓% of the units as of each anniversary of the date of grant, provided that the executive is still employed by the Company on the vesting date.

(4)
The amounts shown in this column represent the value of unvested RSUs held as of December 31, 2010, calculated using the closing price ($31.53) of Ceradyne common stock on the last trading date of the year (December 31, 2010), multiplied by the number of unvested RSUs.

Option Exercises And Stock Vested

The table below sets forth information for each named executive officer regarding the exercise of stock options and the vesting of restricted stock units (“RSUs”) during the year ended December 31, 2010, including the aggregate value realized upon exercise or vesting, each before payment of any applicable withholding taxes.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Joel P. Moskowitz	—	—	13,100	$291,909	(3)
Jerrold J. Pellizzon	—	—	7,500	167,299	(4)
David P. Reed	—	—	7,500	167,299	(5)
Thomas R. Juengling	—	—	3,800	84,524	(6)
Bruce Lockhart	—	—	2,200	49,660	(7)

(1)
The value realized on exercise of option awards represents the market price per share of common stock on the date of exercise, less the stock option exercise price per share, multiplied by the number of stock options exercised.

(2)	The value realized on vesting of stock awards represents the closing price per share of common stock on the date each RSU vested, multiplied by the number of RSUs that vested on that date.

(3)
Mr. Moskowitz acquired 1,000 shares upon the vesting of RSUs on March 6, 2010 with a market price of $23.32 per share, 6,100 shares upon the vesting of RSUs on March 19, 2010 with a market price of $23.79 per share, 5,000 shares upon the vesting of RSUs on May 23, 2010 with a market price of $20.56 per share, and 1,000 shares upon the vesting of RSUs on May 26, 2010 with a market price of $20.67 per share.

(4)
Mr. Pellizzon acquired 400 shares upon the vesting of RSUs on March 6, 2010 with a market price of $23.32 per share, 3,700 shares upon the vesting of RSUs on March 19, 2010 with a market price of $23.79 per share, 3,000 shares upon the vesting of RSUs on May 23, 2010 with a market price of $20.56 per share, and 400 shares upon the vesting of RSUs on May 26, 2010 with a market price of $20.67 per share.

(5)
Mr. Reed acquired 400 shares upon the vesting of RSUs on March 6, 2010 with a market price of $23.32 per share, 3,700 shares upon the vesting of RSUs on March 19, 2010 with a market price of $23.79 per share, 3,000 shares upon the vesting of RSUs on May 23, 2010 with a market price of $20.56 per share, and 400 shares upon the vesting of RSUs on May 26, 2010 with a market price of $20.67 per share.

(6)
Dr. Juengling acquired 600 shares upon the vesting of RSUs on January 6, 2010 with a market price of $19.35 per share, 1,000 shares upon the vesting of RSUs on March 6, 2010 with a market price of $23.32 per share, 800 shares upon the vesting of RSUs on March 19, 2010 with a market price of $23.79 per share, and 1,400 shares upon the vesting of RSUs on August 28, 2010 with a market price of $21.83 per share.

(7)
Mr. Lockhart acquired 200 shares upon the vesting of RSUs on March 6, 2010 with a market price of $23.32 per share, 1,200 shares upon the vesting of RSUs on March 19, 2010 with a market price of $23.79 per share, and 800 shares upon the vesting of RSUs on May 23, 2010 with a market price of $20.56 per share.

Pension Plans

Our ESK Ceramics subsidiary provides pension benefits to its German employees.  These pension benefits are rendered for the time after retirement of the employees by payments into legally independent pension and relief facilities.  They are generally based on length of service, wage level and position in the company.  The direct and indirect obligations comprise obligations for pensions that are already paid currently and expectations for those pensions payable in the future.  Our ESK Ceramics subsidiary has four separate plans in Germany:  (a) Pensionskasse—Old; (b) Pensionskasse—New; (c) Additional Compensation Plan; and (d) Deferred Compensation Plan.  For financial accounting purposes, the Additional and Deferred Compensation Plans are accounted for as single-employer defined benefit plans, Pensionskasse—Old is a multiemployer defined benefit plan, and the Pensionskasse—New is a defined contribution plan.  The table below sets forth information for Thomas R. Juengling, our only named executive officer who participates in these plans, for the year ended December 31, 2010.  Dr. Juengling participates in the Pensionskasse—New and Additional Compensation plans.  Because the Pensionskasse–New is a defined contribution plan, no present value of the accumulated benefit is calculated.  The contributions to the Pensionskasse—New plan on behalf of Dr. Juengling are included in the "All Other Compensation" column in the Fiscal 2010 Summary Compensation Table above.

Fiscal Year 2010 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)
Joel. P. Moskowitz	—	—	$—	$—
Jerrold J. Pellizzon	—	—	—	—
David P. Reed	—	—	—	—
Thomas R. Juengling	Additional Compensation	3	108,154	—
Bruce Lockhart	—	—	—	—
______________

(1)
Information regarding the valuation method and material assumptions used in calculating the present value of the accumulated benefit is provided in Note 6 of Notes to Consolidated Financial Statements in our annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.

(2)

Pension benefits for Dr. Juengling are contributed in Euros.  The amounts shown in the table for Dr. Juengling  represent the dollar equivalent value based on the average exchange rate during 2010, which was 1.0 Euro = 1.3243 dollars.

Thomas R. Juengling is our only named executive officer who is an employee of ESK Ceramics and, therefore, is the only named executive officer who is eligible to participate in the ESK Ceramics pension plans.  Under the Additional Compensation Plan, the company contribution each year is equal to 12.25% of covered compensation between 100.0% and 150.0% of the German social security ceiling, and 15.0% of covered compensation over 150.0% of the German social security ceiling.  This contribution amount, multiplied by 18.0%, is the annual increase of benefits payable at retirement. Covered compensation for Dr. Juengling includes his base salary.

Based on Dr. Juengling’s current age of 47, his prior years of service and compensation, the total annual benefits payable to him at normal retirement age (65) under the Additional Compensation Plan are estimated to be approximately $87,952 based on the current Euro-to-dollar exchange rate and his current compensation.  These benefits are payable in fixed monthly payments for life. Benefits will not be reduced by German social security benefits received by Dr. Juengling.

Nonqualified Deferred Compensation

The table below sets forth information for each named executive officer who participates in our Nonqualified Deferred Compensation Plan.  The table also includes the total balance of the executive’s account as of December 31, 2010.

Fiscal Year 2010 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Joel P. Moskowitz	—	—	—	—	—
Jerrold J. Pellizzon	—	—	$96,135	$50	$2,231,935
David P. Reed	—	—	$242,958	$100	$2,652,901
Thomas R. Juengling	—	—	—	—	—
Bruce Lockhart	$19,212	$1,846	$51,785	$100	$335,619

(1)	The amounts shown in this column are also included in the Summary Compensation Table above as part of the salary and bonus earned by the named executive officer in 2010.

The Ceradyne Nonqualified Deferred Compensation Plan allows a select group of management and highly compensated U.S. employees, including executive officers, to voluntarily defer receipt of a portion of his or her salary and cash bonus until: (i) the participant’s employment with the Company terminates, he or she dies or becomes disabled, (ii) the Company undergoes a change in control, (iii) the occurrence of a fixed date or dates elected by the participant, or (iv) the Company terminates the plan, whichever is the first to occur.  Amounts credited to the plan consist of cash compensation that has been earned and payment of which has been deferred by the participant and matching contributions made by Ceradyne.

The amounts deferred under the plan are adjusted for earnings and losses based on hypothetical investment choices selected by the participant from among a range of mutual funds that are publicly traded on a United States national stock exchange.  Ceradyne does not pay guaranteed, above-market or preferential earnings on deferred compensation.  No funds are set aside in a trust or otherwise.  Participants in the plan are general unsecured creditors of the Company with respect to their plan account balances.

Director Compensation

Each of our non-employee directors receives cash fees and equity-based awards as compensation for his service on the Board of Directors and the committees of the Board on which he is a member.  The table below sets forth cash compensation earned by each non-employee director, and the grant date fair value of share-based compensation granted to each non-employee director, during 2010.  Mr. Moskowitz, who is our Chief Executive Officer, President and a member of our Board, does not receive any compensation for his service, as such, as a director.  His compensation for his service as an employee of the Company is reported in the Summary Compensation Table above.

Fiscal Year 2010 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3)(4) ($)	Option Awards (5) ($)	Total ($)
Richard A. Alliegro	$30,500	$100,600	—	$131,100
Frank Edelstein	$40,500	$120,720	—	$161,220
Richard A. Kertson	$35,500	$100,600	—	$136,100
William C. LaCourse	$28,000	$100,600	—	$128,600
Milton L. Lohr	$30,500	$100,600	—	$131,100

(1)
The amounts shown in this column represent the amount of cash compensation earned in 2010 for service on the Board of Directors and any committees of the Board on which the director was a member in 2010.

(2)
The amounts shown in this column represent the full grant date fair value of restricted stock units (“RSUs”) granted in 2010 computed in accordance with FASB ASC Topic 718.  Under FASB ASC Topic 718, the grant date fair value of RSUs is calculated using the closing price of Ceradyne common stock on the date of grant, multiplied by the number of RSUs granted.  This amount is then recognized by the Company as compensation expense for financial statement reporting purposes ratably over the vesting period.  Each RSU represents the right to receive one share of Ceradyne common stock when the RSU vests, without payment of any exercise price.  RSUs granted to the non-employee directors vest over three years at the rate of 33-1/3% of the units as of each anniversary of the date of grant.

(3)
On June 8, 2010, RSUs for 5,000 shares were granted to each of Mr. Alliegro, Mr. Kertson, Mr. LaCourse and Mr. Lohr, each with a grant date fair value of $100,600.  On June 8, 2010, RSUs for 6,000 shares were granted to Mr. Edelstein, with a grant date fair value of $120,720.  The closing price of our common stock on June 8, 2010 was $20.12 per share.

(4)
The number of unvested RSUs held by each of our non-employee directors as of December 31, 2010, were:  Mr. Alliegro—8,846, Mr. Edelstein—10,725, Mr. Kertson—8,846, Mr. LaCourse—8,846 and Mr. Lohr—8,846.

(5)
No stock options were granted to any of our non-employee directors in 2010.  As of December 31, 2010, the number of unexercised stock options held by each of our non-employee directors were: Mr. Alliegro—30,000, Mr. Edelstein—7,500, Mr. Kertson—22,500, Mr. LaCourse—0, and Mr. Lohr—20,600.

During 2010, the compensation paid to our non-employee directors was as follows:  Each non-employee director received a fee of $5,000 per calendar quarter plus $1,000 per day for each Board meeting attended.  No separate meeting fee was paid for committee meetings which were held on the same day as a meeting of the full Board.  For telephonic meetings of the Board or any committee which lasted longer than one hour, participating directors received a fee of $500.  An additional fee was paid in 2010 to the chair of the Audit Committee in the amount of $7,500, to the chair of the Compensation Committee in the amount of $5,000, to the chair of the Nominating and Corporate Governance Committee in the amount of $2,500, to the chair of the Technology Committee in the amount of $2,500, and to the Lead Director in the amount of $7,500.

In addition, non-employee directors are eligible to receive stock options and restricted stock units under Ceradyne’s 2003 Stock Incentive Plan.  No stock options were granted to non-employee directors in 2010.  Commencing in 2007, each non-employee director has been granted an RSU on the date of the annual meeting of stockholders representing a number of shares having a grant date value of approximately $100,000, which equated to 5,000 RSUs in 2010.  The Lead Director received a grant for an additional 1,000 RSUs in 2010, or 6,000 in total.  Information regarding restricted stock units granted in 2010 to our non-employee directors is contained in the table above and in the footnotes to the table.  RSUs granted to the non-employee directors vest over three years at the rate of 33-1/3% of the units as of each anniversary of the date of grant.

Our Chief Executive Officer, Mr. Joel Moskowitz, makes recommendations regarding the compensation paid to non-employee directors to Mr. Frank Edelstein, the chairman of our Compensation Committee.  Mr. Moskowitz and Mr. Edelstein also consider peer group data regarding director compensation compiled by the compensation consultant retained by our Compensation Committee.  The recommendations for director compensation developed by Mr. Moskowitz and Mr. Edelstein are then considered by the Compensation Committee and are either modified or approved as submitted.  The Committee’s recommendation is then presented to the full Board for its approval.  No executive officer other than Mr. Moskowitz is involved in determining or recommending the amount or form of director compensation.

The most recent survey of peer group data regarding non-employee director compensation was prepared for Ceradyne in August 2006 by Hewitt Associates.  The survey compared non-employee director compensation earned in 2005, as reported in the 2006 proxy statements of Ceradyne and the peer group companies.  This data indicated that the compensation paid to Ceradyne’s non-employee directors was significantly below the median compensation of the peer group.  Using this peer group data as a guide, and with input from Mr. Moskowitz, the Compensation Committee adjusted the compensation for non-employee directors, effective for 2007, to move closer, but not equal, to the median compensation of the peer group.  This fee structure for Ceradyne’s non-employee directors established for 2007 has continued essentially unchanged through 2010.  The total compensation earned by Ceradyne’s non-employee directors in 2010, as shown in the table above (consisting of cash fees and the full grant date fair value of restricted stock units, but not including additional fees paid to the committee chairpersons or to the lead director) was $128,600.  This compares to the median compensation earned by the peer group in 2005 (the most recent year for which we considered peer group data) of $167,802.

The peer group considered in 2006 consisted of 14 manufacturing companies with annual revenues of $300 million to $900 million and market capitalizations of $600 million to $1.3 billion.  Seven companies were California based and the rest were in various parts of the country.  The 14 companies included:  Emulex Corp., ESCO Technologies Inc., Esterline Technologies Corp., Filenet Corp., Franklin Electric Co., Inc., GrafTech International Ltd., Kaydon Corp., Microsemi Corp., Multi-Fineline Electron Inc., Newport Corp., Oakley Inc., Qlogic Corp., RTI International Metals Inc., and Technitrol Inc.

Potential Benefits Upon or Following a Change in Control

Benefits Under Change in Control and Severance Agreements

On March 11, 2011, following approval by our Compensation Committee, we entered into a Change in Control and Severance Agreement with each of the following named executive officers: (1) Joel P. Moskowitz, Ceradyne’s Chairman of the Board, Chief Executive Officer and President, (2) Jerrold J. Pellizzon, Ceradyne’s Chief Financial Officer and Corporate Secretary, and (3) David P. Reed, Ceradyne’s Vice President and President of North American Operations.

The payment of severance compensation under these agreements is conditioned upon the occurrence of a “double trigger” event.  This means that both of the following events must occur:

•	there is a “change in control” of the Company, and

•	within 24 months following the change in control, the executive’s employment is terminated either (i) by the Company without cause, or (ii) by the executive for good reason.

The executive is not entitled to receive any severance compensation if his employment is terminated due to his death, disability, for cause, or resignation without good reason.

Generally, a “change in control” will be deemed to have occurred if: (i) a merger, consolidation or similar transaction involving the Company is consummated which results in a change in beneficial ownership of securities constituting 50% or more of the total combined voting power of all outstanding securities of the Company, or (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company is consummated in one or more related transactions during a period of 12 consecutive months, or (iii) any person or group acquires, directly or indirectly, beneficial ownership of securities constituting more than 50% of the total combined voting power of all outstanding securities of the Company, or (iv) at any time during any period of 12 consecutive months, individuals who at the beginning of the 12-month period constituted the entire Board of Directors of the Company do not constitute a majority of the Board of Directors.

Generally, “Cause” is defined under the agreements to mean (ii) willful or continued failure or refusal by the executive to substantially perform the usual and customary duties of his employment; (ii) conduct by the executive that materially discredits the Company or is materially detrimental to the Company’s reputation; (iii) the commission of an action by the executive which results in any criminal liability or material civil liability to the Company; (iv) a material breach by the executive of his duties under any proprietary information or confidentiality agreement; or (v) executive’s commission of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude.

Generally, “Good reason” is defined under the agreements to mean (i) a material diminution of executive’s authority, duties, or responsibilities as in effect prior to the Change in Control; (ii) a material reduction in executive’s base salary as in effect prior to the Change in Control; (iii) failure by the Company to continue in effect any health, disability or life insurance plan or program generally available to management employees of the Company in which executive was participating prior to the Change in Control; (iv) failure by the Company to continue in effect any incentive compensation plan or arrangement in which executive was participating at the time of the Change in Control; or (v) a material change in the geographic location of executive’s principal place of work for the Company without his consent.

In the event that the conditions for payment of severance compensation are met, the executive will be entitled to receive:

•	a lump sum payment in an amount equal to two times the executive’s highest annual base salary in effect during the 12-month period immediately preceding the date of termination of employment, and

•	a lump sum payment of an amount equal to two times the average cash bonus earned by the executive during the three calendar years immediately preceding the date of termination of employment, and

•
the continuation of coverage for the executive and his eligible spouse and dependents under the Company’s group health plans until the earlier of 18-months following termination of employment or until the date the executive becomes covered under similar benefit plans.

The agreements do not include any provision for excise tax gross-up payments on behalf of the terminated executive.  As a condition to the receipt of any severance compensation under the agreement, the executive must sign a general release of claims in favor of the Company.

Benefits Under Equity Incentive Agreements

Stock options and restricted stock units (“RSUs”) granted under our 2003 Stock Incentive Plan provide that upon certain circumstances in the event of or following a change in control of Ceradyne, the unvested portion of such stock options and RSUs will accelerate and become immediately vested in full.  In general, a “change in control” is defined under our stock option and RSU agreements to occur if another entity, person or group were to acquire, in a single transaction or series of related transaction, more than 50% of our outstanding shares of common stock, or if the Company were to merge into, consolidate with or enter into a reorganization with another entity in a transaction in which an entity, person or group were to own, immediately after the completion of such transaction, securities possessing more than 50% of the total voting power of all outstanding voting securities of the Company or the successor entity.

If a change in control occurs and the acquiring entity does not assume and continue the employee’s rights under the unvested stock options and RSUs, then all unvested stock options and RSUs will accelerate and vest in full upon the occurrence of the change in control.  If the acquiring entity does assume the employee’s rights under the unvested stock options and RSUs, but the employee’s employment subsequently is terminated without cause, or if the employee resigns for good reason, within 24 months after the change in control, then all unvested stock options and RSUs held by the employee would accelerate and vest in full as of the date of termination.

The reasons for which an employee may voluntarily resign and trigger acceleration of vesting include a change in the employee’s position which materially reduces his or her duties and responsibilities or the level of management to which the employee reports, a reduction in the employee’s level of compensation and benefits by more than ten percent, or a relocation of employee’s principal place of employment by more than 30 miles without his or her consent.

The following table quantifies the estimated dollar value of payments and benefits that each named executive officer would have received if a change in control of Ceradyne had occurred on December 31, 2010.  It is assumed that all unvested RSUs would have accelerated and become immediately vested in full, that the Change in Control and Severance Agreements described above were in effect as of December 31, 2010, and that Messrs. Moskowitz, Pellizzon and Reed were terminated without cause, or resigned for good reason, as of December 31, 2010.  All outstanding stock options were already fully vested by their terms as of December 31, 2010.

Estimated Benefits at 2010 Fiscal Year End in the Event of a Change in Control

		Cash Severance
Name	Stock Awards (1) (2)	Salary (3)	Bonus (4)	Health Insurance Premiums	Total Estimated Payments
Joel P. Moskowitz	$1,992,696	$1,420,000	$382,154	$14,566	$3,809,416
Jerrold J. Pellizzon	$1,191,834	$660,000	$182,743	$16,520	$2,051,097
David P. Reed	$1,191,834	$710,000	$170,266	$15,036	$2,087,136
Thomas Juengling	$573,846	—	—	—	$573,846
Bruce Lockhart	$365,748	—	—	—	$365,748

(1)
The amounts in this column represent the aggregate value each named executive officer would have realized if all unvested restricted stock units (each unit representing the right to receive one share of our common stock) held by him on December 31, 2010 accelerated and became immediately vested in full on that date.  The value is based on the closing price of our common stock on that date, which was $31.53 per share.

(2)	All outstanding stock options were already fully vested by their terms as of December 31, 2010.

(3)	The amounts in this column represent two times the named executive officer’s base salary in effect as of December 31, 2010.

(4)	The amounts in this column represent two times the average cash bonus earned by the named executive officer during the years 2010, 2009 and 2008.

Transactions with Related Persons

In accordance with the charter of the Audit Committee of our Board of Directors, the Audit Committee is responsible for reviewing and approving any proposed transaction with any related person which involves a potential conflict of interest or for which approval is required under applicable Securities and Exchange Commission and Nasdaq rules.  Currently, this review and approval requirement applies to any transaction to which Ceradyne or any of our subsidiaries will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).  We have not entered into any transaction of the nature described above with any related person since the beginning of our 2010 fiscal year.

We do not have any formal policies or procedures regarding the review, approval or ratification by our Audit Committee of the types of transactions that are described above.  However, we do have the following processes and controls in place to ascertain and report contemplated related party transactions to the Audit Committee.  As part of the entity level controls we have implemented pursuant to Section 404 of the Sarbanes-Oxley Act, at the end of each fiscal year our Chief Financial Officer sends an email to each director and officer, requesting that they disclose any related party interests they may have.  In this document, he includes definitions of “related party” and examples of relationships that could cause conflicts.  In addition to the emails, our Chief Financial Officer periodically speaks with officers and directors regarding potential related party interests, and regularly monitors transactions to make sure there are no dealings with officers or directors where they could benefit personally.  Our Code of Business Conduct and Ethics, which is distributed to all employees and directors, also prohibits our employees and directors from engaging in activities that could pose a conflict of interest.

In the event that management becomes aware of any related person transaction, management will present information regarding such transaction to the Audit Committee for review and approval.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to cast an advisory (non-binding) vote on the compensation of our named executive officers as reported in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As stated in the section of this Proxy Statement headed “Compensation Discussion and Analysis,” our executive compensation program is intended to attract and retain qualified executives required for the success of our business; to reward these executives for financial and operating performance; and to align their interests with those of our stockholders to create long-term stockholder value.  We encourage you to review the Compensation Discussion and Analysis section before you vote on this proposal.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation paid to our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that stockholders of Ceradyne hereby APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement.”

This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board of Directors.  However, the Compensation Committee and the Board value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends a vote “FOR” this proposal to approve executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

(Proposal 3)

As described in Proposal 2 above, our stockholders are being provided the opportunity to cast an advisory vote on the compensation of our named executive officers.  The advisory vote on executive compensation described in Proposal 2 is commonly referred to as a “say-on-pay” vote.  The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory (non-binding) “say-on-pay” vote.

This Proposal 3 affords stockholders the opportunity to cast an advisory (non-binding) vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).  Under this Proposal 3, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company’s executive compensation program.  Although this advisory vote is non-binding, the Compensation Committee and our Board of Directors value the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making their decisions on executive compensation.

The proxy card provides our stockholders with the opportunity to choose among four alternatives with respect to this Proposal (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the Board's recommendation.

Our Board of Directors recommends that stockholders vote “1 Year” on Proposal 3, that is, to hold the say-on-pay vote every year (as opposed to every two years or every three years).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Report by reference.

The Audit Committee of the Board is composed of three non-employee directors and operates under a written charter adopted by the Board.  The current members of the Audit Committee are Richard A. Kertson, William C. LaCourse and Milton L. Lohr.  In the judgment of the Board of Directors, the members of the Audit Committee satisfy the current Nasdaq requirements applicable to audit committee members with respect to independence, financial expertise and experience.  Our Board also has determined that Mr. Kertson is an “audit committee financial expert,” as defined under Securities and Exchange Commission rules.  The Audit Committee held 11 meetings during 2010.

The Audit Committee reports to the Board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management, and the audit process of the Company.  The Audit Committee Charter adopted by the Board sets forth the responsibility, authority and specific duties of the Audit Committee.  A copy of our Audit Committee Charter is available in the investor relations section of the Company’s website at www.Ceradyne.com.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company for the year ended December 31, 2010.  Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T.

The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications concerning independence.  The Audit Committee discussed with the independent registered public accounting firm any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the firm’s independence.

Based on these discussions and reviews, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.  The Company’s independent registered public accounting firm is responsible for auditing those financial statements.  Our responsibility is to monitor and review these processes.  It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.  We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements.  Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent registered public accounting firm is, in fact, “independent.”

Submitted by the members of the Audit Committee

Richard A. Kertson (Chairperson)
William C. LaCourse
Milton L. Lohr

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4)

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit Ceradyne’s financial statements for the fiscal year ending December 31, 2011.  We have employed PricewaterhouseCoopers LLP in this capacity since 2002.  If the stockholders do not approve this appointment, the Audit Committee will consider other independent registered public accounting firms.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered during 2009 and 2010 were comprised of the following:

	2009	2010
Audit fees	$1,563,100	$1,591,687
Audit-related fees	133,640	—
Tax fees	1,613,592	1,478,624
All other fees	3,000	2,600
Total fees	$3,313,332	$3,072,911

Audit fees include fees for professional services rendered in connection with the audit of our consolidated financial statements for each year and reviews of our unaudited consolidated quarterly financial statements, as well as fees related to consents and reports in connection with regulatory filings for those fiscal years.  Audit fees also include fees for services rendered by PricewaterhouseCoopers LLP in connection with an audit of the effectiveness of our internal control over financial reporting as of December 31, 2009 and 2010, required by Section 404 of the Sarbanes-Oxley Act.

Audit-related fees in 2009 were primarily for accounting consultations.  There were no audit-related fees in 2010.

Tax fees related primarily to tax compliance and advisory services, preparation of federal and state tax returns for each year, including the determination of the availability of research and development tax credits, and professional services rendered in connection with the IRS examination of our income tax returns.

All other fees in 2009 and 2010 were for the usage of accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm in accordance with applicable Securities and Exchange Commission rules.  The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis.  The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.  All of the professional services rendered by PricewaterhouseCoopers LLP during 2009 and 2010 were pre-approved by the Audit Committee of our Board of Directors in accordance with applicable Securities and Exchange Commission rules.

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

The federal proxy rules (SEC Rule 14a-8) specify the requirements for inclusion of stockholder proposals in the Company’s Proxy Statement for the Annual Meeting of Stockholders.  Stockholders who wish to have proposals included in the Company’s Proxy Statement for action at the 2012 Annual Meeting must submit their proposals in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement so that they are received by the Secretary no later than December 31, 2011, and must also comply with the other requirements set forth in SEC Rule 14a-8.

If a stockholder desires to bring business before the meeting which is not the subject of a proposal properly submitted in accordance with SEC Rule 14a-8, the stockholder must follow procedures outlined in the Company’s Bylaws.  The Bylaws provide that a stockholder entitled to vote at the meeting may make nominations for the election of directors or may propose that other business be brought before the meeting only if (a) such nominations or proposals are included in the Company’s Proxy Statement or otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (b) the stockholder has delivered written notice to the Company (containing certain information specified in the Bylaws) not less than 60 days nor more than 90 days prior to the date of the meeting.  However, if the Company has given less than 70 days advance notice or public disclosure of the date the meeting is to be held, written notice of a nomination or proposal to be submitted by a stockholder at the meeting will be timely if it has been received by the Company not later than the 10th business day following the date on which notice of the meeting is mailed or the meeting date is otherwise publicly disclosed.

A copy of the full text of the Bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Secretary of the Company.

Jerrold J. Pellizzon
Chief Financial Officer and
Corporate Secretary

April 29, 2011

ceradyne, inc.

ANNUAL MEETING OF STOCKHOLDERS OF CERADYNE, INC.

This Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders to be Held on June 7, 2011

The undersigned hereby appoints Joel P. Moskowitz and Jerrold J. Pellizzon, and each of them, as Proxies, with full power of substitution, to vote the shares of Ceradyne, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Ceradyne, Inc. to be held at The Wyndham Hotel-Orange County, 3350 Avenue of the Arts, Costa Mesa, CA 92626, on Tuesday, June 7, 2011 at 10:00 a.m., local time, and at any adjournment thereof.

Please mark your vote in blue or black ink as shown here [X]

1: Election of Directors:

- 01 Joel P. Moskowitz
- 02 Richard A. Alliegro
- 03 Frank Edelstein
- 04 Richard A. Kertson
- 05 William C. LaCourse
- 06 Milton L. Lohr

For All Nominees ☐ **Withhold Authority** ☐ **For All Except** ☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" and write the number(s) in the space provided to the right.

	For	Against	Abstain	
2: Advisory vote on executive compensation:	☐	☐	☐	
	1 Yr	**2 Yrs**	**3 Yrs**	**Abstain**
3. Advisory vote on the frequency of holding an advisory vote on executive compensation:	☐	☐	☐	☐
	For	**Against**	**Abstain**	
4. Approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐	

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES, "FOR" PROPOSALS 2 AND 4, AND "1 YR" ON PROPOSAL 3.

This proxy confers discretionary authority to cumulate and distribute votes for any or all of the nominees named above for which the authority to vote has not been withheld.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

ceradyne, inc.

Annual Meeting of CERADYNE, INC. to be held on Tuesday, June 7, 2011 for Holders as of April 11, 2011

This Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders to be Held on June 7, 2011

Date: Tuesday, June 7, 2011
Time: 10:00 A.M. PDT
Place: The Wyndham Hotel-Orange County
3350 Avenue of the Arts
Costa Mesa, California 92626

VOTE BY:

INTERNET

Go To
www.proxypush.com/crdn
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-6228
- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

All votes must be received by 5:00 P.M., Eastern Time, June 6, 2011.

PROXY TABULATOR FOR

CERADYNE, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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